EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Third Quarter Marked by Sales Growth,
Record Backlog and Production Ramp Up Costs

CHARLOTTE, Michigan, Oct. 25, 2007 - Spartan Motors, Inc. (NASDAQ: SPAR) reported a 36.8 percent year-over-year increase in net sales, a 66.0 percent year-over-year increase in backlog, and a substantial increase in production capacity for the third quarter ended Sept. 30, 2007.

Spartan, a leading manufacturer of custom vehicle chassis and emergency-rescue vehicles, reported net earnings of $2.6 million, or $0.08 per diluted share, on net sales of $148.9 million in the third quarter of 2007, compared with net earnings of $4.1 million, or $0.13 per diluted share, on net sales of $108.9 million in the third quarter of 2006. All financial information includes adjustments for the Company's 3-for-2 stock splits in June 2007 and Dec. 2006.

Spartan reported gross margin of 11.8 percent in the third quarter of 2007, compared with 15.8 percent for the same period in 2006, reflecting the ramp up of capacity, production inefficiencies, shift in product mix and competitive pricing on specialty vehicle chassis at Spartan Chassis, as well as lower margins at the EVTeam.

"Based upon the urgent need and future opportunity, the decision was made to accelerate the process of increasing production capacity for our military and specialty vehicle business in the third quarter," said John Sztykiel, president and CEO of Spartan Motors. "This objective was achieved, as our production capacity is now at 40 military units per day, a more than 300 percent increase over where we were just six months ago. Short term, this did affect our earnings in the third quarter.

"However, our backlog has grown 32 percent over the second quarter of 2007 and 66 percent compared to last year's third quarter. Just as important, these efforts have improved Spartan's ability to support future growth. It is realistic that our backlog will exceed the total revenue for 2006 by the end of Nov. 2007, with these units being built by the end of the second quarter of 2008.

"As we look forward, the third quarter should be an anomaly in our 2007 results, and we are anticipating the fourth quarter will be more in line with our results in the first two quarters of the year. We made significant progress and remain bullish about our potential based on our current momentum and the build up we anticipate through the end of 2007 and into 2008. We are resolving the production challenges, are in a good position to execute using our expanded production capacity, and see higher run rates to absorb our increased overhead and orders."

Through the first nine months of 2007, Spartan's sales increased 38.1 percent compared with the same period of last year, while earnings increased 20.3 percent compared to the same nine-month period in 2006. The Company reported net earnings of $16.3 million, or $0.50 per diluted share, for the first nine months of 2007, compared with net earnings of $13.5 million, or $0.46 per diluted share, in the same period of 2006.

"During the third quarter, we received orders from three OEMs for specialty vehicle chassis related to the U.S. military's Mine Resistant Ambush Protected (MRAP) vehicle program," Sztykiel said. "We opened

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two new factories focused on MRAP production, and acquired two more buildings to expand our production capacity for specialty vehicle and RV chassis."

Spartan Motors' consolidated backlog increased 66.0 percent over the same quarter of last year to approximately $383.1 million as of Sept. 30, 2007. This marks the largest backlog in Company history and a $92.8 million increase from the second quarter 2007. Spartan Motors anticipates filling its current backlog orders by July 2008.

On a consolidated basis, Spartan posted a return on invested capital (ROIC) of 8.5 percent in the third quarter of 2007, compared to ROIC of 16.2 percent for the same quarter in 2006. (Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.)

The Company ended the quarter with $44.9 million in long-term debt, which includes financing for Spartan Chassis' recently opened facilities and growth in working capital to support its increased orders. Spartan reported $3.6 million in cash and cash equivalents at the end of the third quarter of 2007.

Spartan Chassis
Sales at Spartan Chassis, the Company's largest operating unit, increased 48.6 percent to $138.9 million, or 93.3 percent of Spartan Motors' total sales. Net earnings at Spartan Chassis improved 3.3 percent in the 2007 third quarter compared to the same quarter of last year, and the unit's backlog as of Sept. 30, 2007 increased 94.6 percent year-over-year.

Spartan's RV chassis sales increased 10.8 percent in the 2007 third quarter, outpacing the 3.6 percent year-to-date increase in industry wholesale shipments for Class A motorhomes as of Aug. 2007, which is the latest industry data available from the Recreational Vehicle Industry Association (RVIA). The RVIA is forecasting a 5.8 percent increase in Class A motorhome shipments for 2007. Backlog for RV chassis slightly decreased year-over-year to $26.1 million as of Sept. 30, 2007.

Sales of fire truck chassis declined 10.5 percent in the third quarter of 2007 compared to the same period last year. The slowdown in sales for fire truck chassis is primarily due to a shortage of components and a reduction in the production schedule due to the lower backlog. Backlog for fire truck chassis at the end of the third quarter was $67.1 million, an 18.1 percent decrease compared with last year, reflecting decreased demand due to increased backlogs among Spartan's OEM customers, and a slowdown in the market due to pre-buying of vehicles in 2006 due to the emissions change in 2007.

Other product sales, including specialty vehicle chassis, parts and Spartan's subcontracts for military vehicle customers, increased 236.3 percent in the third quarter of 2007. Backlog for other products increased 307.3 percent to $228.8 million as of Sept. 30, 2007. As reported in Aug. 2007, Spartan Chassis received subcontract orders from Force Protection, BAE Systems and General Dynamics Land Systems totaling $163 million in the third quarter of 2007.

"We are ramping up production at our new facilities and remain on track for an excellent year for Spartan Chassis," Sztykiel said. "Spartan Chassis accomplished a major challenge by increasing the production capacity for MRAP vehicles threefold in the quarter to support our troops in Iraq. Scheduling changes and parts shortages compounded the production inefficiencies due to the ramp up in capacity. This caused a significant decline in third quarter gross margins for specialty vehicles.

"We remain in great position for future contracts related to our current MRAP products, and we expect margins to improve. In addition, we have opportunity from the MRAP-2 program in 2008. Further, we have already seen improvement in margins for fire truck chassis as of September."

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Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a sales decrease of 8.0 percent in the 2007 third quarter compared with the prior year period. The EVTeam reported backlog of $61.2 million at the end of the quarter, a 6.4 percent decrease compared to the unit's backlog in the third quarter of 2006.

"While we saw some improvements within Road Rescue, production inefficiencies and lower year-over-year sales led to an increased loss in the quarter at Crimson Fire and Crimson Fire Aerials," Sztykiel said. "Crimson Fire experienced temporary missteps in execution in the third quarter and we are expecting significant improvement in the fourth quarter. We had measurable success at Road Rescue in the third quarter, with the new operating management implementing significant production and cultural changes, resulting in better execution and improved sales."

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,300 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov.). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$3,550	$13,835
Accounts receivable, net	84,415	62,620
Inventories	90,940	64,173
Deferred income tax assets	4,371	4,567
Deposits on engines	2,117	10,900
Taxes receivable	5,918
Other current assets	454	1,882
Total current assets	191,765	157,977

Property, plant and equipment, net	51,479	29,659
Goodwill	2,457	2,457
Other assets	524	555
Total assets	$246,225	$190,648

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$49,156	$30,704
Accrued warranty	8,925	6,381
Accrued compensation and related taxes	6,729	7,712
Accrued vacation	1,681	1,483
Accrued customer rebates	2,367	3,471
Deposits from customers	6,383	7,465
Taxes on income		1,566
Other current liabilities and accrued expenses	881	2,591
Current portion of long-term debt	522	521
Total current liabilities	76,644	61,894

Long-term debt, less current portion	44,865	25,218
Other non-current liabilities	1,078
Deferred income tax liabilities	89	355

Shareholders' equity:
Common stock	326	317
Additional paid in capital	60,349	54,233
Retained earnings	62,874	48,631
Total shareholders' equity	123,549	103,181

Total liabilities and shareholders' equity	$246,225	$190,648

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended September 30, 2007 and 2006

	September 30, 2007		September 30, 2006
	$-000-%		$-000-%

Sales	148,891		108,876
Cost of Products Sold	131,316		91,709
Gross Profit	17,575	11.8	17,167	15.8

Operating Expenses:
Research and Development	3,840	2.6	3,092	2.9
Selling, General and Administrative	9,690	6.5	7,852	7.2
Total Operating Expenses	13,530	9.1	10,944	10.1

Operating Income	4,045	2.7	6,223	5.7

Other Income (Expense):
Interest Expense	(235)	(0.1)	(65)	(0.1)
Interest and Other Income	190	0.1	205	0.2
Total Other Income (Expense)	(45)	(0.0)	140	0.1

Earnings before Taxes on Income	4,000	2.7	6,363	5.8

Taxes on Income	1,430	1.0	2,289	2.1

Net Earnings	2,570	1.7	4,074	3.7

Basic Net Earnings per Share	0.08		0.14

Diluted Net Earnings per Share	0.08		0.13

Basic Weighted Average Common Shares Outstanding	32,200		29,993

Diluted Weighted Average Common Shares Outstanding	32,862		30,551

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Nine Months Ended September 30, 2007 and 2006

	September 30, 2007		September 30, 2006
	$-000-%		$-000-%

Sales	444,356		321,769
Cost of Products Sold	378,077		269,161
Gross Profit	66,279	14.9	52,608	16.3

Operating Expenses:
Research and Development	11,326	2.5	8,903	2.7
Selling, General and Administrative	28,841	6.5	22,580	7.0
Total Operating Expenses	40,167	9.0	31,483	9.7

Operating Income	26,112	5.9	21,125	6.6

Other Income (Expense):
Interest Expense	(918)	(0.2)	(151)	(0.0)
Interest and Other Income	520	0.1	720	0.1
Total Other Income (Expense)	(398)	(0.1)	569	0.1

Earnings before Taxes on Income	25,714	5.8	21,694	6.7

Taxes on Income	9,421	2.1	8,146	2.5

Net Earnings	16,293	3.7	13,548	4.2

Basic Net Earnings per Share	0.51		0.46

Diluted Net Earnings per Share	0.50		0.46

Basic Weighted Average Common Shares Outstanding	31,927		29,189

Diluted Weighted Average Common Shares Outstanding	32,582		29,639

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Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Quarter Ended September 30, 2007

Three Months Ended September 30, 2007 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	48,536			48,536
Fire Truck Chassis Sales	27,845		(9,748)	18,097
EVTeam Product Sales		19,693		19,693
Other Product Sales	62,565			62,565

Total Net Sales	138,946	19,693	(9,748)	148,891

Interest Expense (Income)	(2)	470	(233)	235
Depreciation Expense	475	283	333	1,091
Segment Net Earnings (Loss)	5,386	(1,613)	(1,203)	2,570

Nine Months Ended September 30, 2007 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	165,080			165,080
Fire Truck Chassis Sales	87,337		(21,864)	65,473
EVTeam Product Sales		61,863		61,863
Other Product Sales	151,940			151,940

Total Net Sales	404,357	61,863	(21,864)	444,356

Interest Expense (Income)		1,149	(231)	918
Depreciation Expense	1,267	893	623	2,783
Segment Net Earnings (Loss)	21,824	(3,290)	(2,241)	16,293

Period End Backlog (amounts in thousands)
	Sept. 30, 2006	Dec. 31, 2006	Mar. 31, 2007	Jun. 30, 2007	Sept. 30, 2007

Motorhome Chassis *	27,416	28,198	37,679	23,768	26,097
Fire Truck Chassis *	81,889	84,445	84,416	72,097	67,071
Other Product *	56,175	49,729	53,178	131,801	228,803
Total Chassis	165,480	162,372	175,273	227,666	321,971
EVTeam Product *	65,387	69,715	74,843	62,691	61,178

Total Backlog	230,867	232,087	250,116	290,357	383,149

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 4-10 months for fire truck chassis, other product and EVTeam product